Exhibit 99.1

Pro forma condensed combined financial information

The following unaudited pro forma condensed combined financial statements are presented to illustrate the following estimated effects on our historical financial position and results of operations: (i) the receipt of proceeds from the offering of senior subordinated notes, (ii) the receipt of borrowings under the new senior credit facility, (iii) the repayment of all outstanding indebtedness under our existing senior credit facility (if any), (iv) the acquisition of all issued and outstanding shares of IntraLase Corp. (“IntraLase”) common stock, (v) the settlement of IntraLase stock options, and (vi) the payment of fees and expenses related to the aforementioned (collectively, the “Transactions”). We have derived our historical consolidated financial data for the year ended December 31, 2006 from our audited consolidated financial statements. We have derived IntraLase’s historical consolidated financial data for the year ended December 31, 2006 from IntraLase’s audited consolidated financial statements.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2006 assume that the Transactions took place on January 1, 2006. The unaudited pro forma condensed combined balance sheet as of December 31, 2006 assumes that the Transactions took place on such date. The information presented in the unaudited pro forma condensed combined financial statements does not purport to represent what our financial position or results of operations would have been had the Transactions occurred as of the date indicated, nor is it indicative of our future financial position or results of operations for any period. In addition, the combined companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the IntraLase acquisition.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. A final determination of fair values relating to the IntraLase acquisition may differ materially from the preliminary estimates and will include management’s final valuation of the fair value of assets acquired and liabilities assumed. The final valuation will be based on the actual net tangible assets of IntraLase that exist as of the date of the completion of the IntraLase acquisition. The final valuation may change the allocations of the purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements data. These adjustments are more fully described in the notes to the unaudited pro forma condensed combined financial statements.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and assumptions and the historical consolidated financial statements and related notes contained in the annual and other reports filed by us and IntraLase with the SEC.

PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2006

	Historical AMO	Historical IntraLase	Pro Forma Adjustments(1)		Pro Forma Combined
	(In thousands, except per share amounts)
Net sales	$997,496	$131,926	$—		$1,129,422
Cost of sales	379,325	59,000	—		438,325

Gross profit	618,171	72,926	—		691,097

Selling, general and administrative	404,802	43,164	28,520	(2)	476,486
Research and development	66,099	20,569	—		86,668
Business repositioning	46,417	—	—		46,417
Net gain on legal contingencies	(96,896)	—	—		(96,896)

Operating income	197,749	9,193	(28,520)		178,422
Non-operating expense (income)
Interest expense	30,272	278	63,261	(3)	93,811
Unrealized loss on derivative instruments	1,290	—	—		1,290
Loss due to early retirement of Convertible Senior Subordinated Notes	18,783	—	—		18,783
Other, net	2,588	(4,669)	4,695	(8)	2,614

Earnings before income taxes	144,816	13,584	(96,476)		61,924
Provision for income taxes (benefit)	65,345	(10,700)	(37,626	)(4)	17,019

Net earnings	$79,471	$24,284	$(58,850)		$44,905

Net earnings per share:
Basic	$1.25				$0.71
Diluted	$1.21				$0.68
Weighted average number of shares outstanding:
Basic	63,383				63,383
Diluted	65,571				65,571

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

FOR THE YEAR ENDED DECEMBER 31, 2006

	Historical AMO	Historical IntraLase	Pro Forma Adjustments(1)		Pro Forma Combined
	(In thousands)
ASSETS
Current assets
Cash and equivalents	$34,522	$12,597	$782,100	(3)	$90,023
			(814,696	)(5)
			91,000	(6)
			(15,500	)(3)
Marketable securities—current	—	69,000	(69,000	)(6)	—
Trade receivables, net	232,408	26,879	—		259,287
Inventories	127,532	14,685	—		142,217
Deferred income taxes	41,698	3,901	—		45,599
Income tax receivable	15,045	—	—		15,045
Other current assets	26,938	5,925	—		32,863

Total current assets	478,143	132,987	(26,096)		585,034
Marketable securities—noncurrent	—	22,000	(22,000	)(6)	—
Property, plant and equipment, net	132,756	14,799	—		147,555
Deferred income taxes	13,260	7,487	—		20,747
Other assets	69,365	10,391	15,500	(3)	95,256
Intangible assets, net	471,664	—	209,600	(5)	681,264
Goodwill	848,709	—	446,340	(5)	1,295,049

Total assets	$2,013,897	$187,664	$623,344		$2,824,905

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$53,897	$12,987	$—		$66,884
Accrued compensation	41,896	—	—		41,896
Other accrued expenses	120,384	16,118	9,600	(5)	146,102
Deferred income taxes	1,276	—	—		1,276

Total current liabilities	217,453	29,105	9,600		256,158
Long-term debt, net of current portion	851,105	—	782,100	(3)	1,633,205
Deferred income taxes	185,844	—	81,744	(5)	267,588
Other liabilities	43,504	4,559	—		48,063
Commitments and contingencies
Stockholders’ equity
Preferred stock	—	—	—		—
Common stock	595	289	(289	)(7)	595
Additional paid-in capital	1,409,475	184,486	(184,486	)(7)	1,409,475
Accumulated deficit	(730,800)	(29,592)	29,592	(7)	(826,900)
			(96,100	)(5)
Deferred stock-based compensation	—	(1,119)	1,119	(7)	—
Accumulated other comprehensive income (loss)	36,745	(65)	65	(7)	36,745
Less treasury stock, at cost	(24)	—	—		(24)

Total stockholders’ equity	715,991	154,000	(250,100)		619,891

Total liabilities and stockholders’ equity	$2,013,897	$187,664	$623,344		$2,824,905

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1)	The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2006 assume that the Transactions took place on January 1, 2006. The unaudited pro forma condensed combined balance sheet as of December 31, 2006 assumes that the Transactions took place on such date.

(2)	Reflects amortization of intangibles related to our preliminary estimate of the fair value of intangible assets acquired. This adjustment is preliminary and based on our management’s estimates. The amount ultimately allocated to intangible assets may differ materially from this preliminary allocation and will be based on our final valuation of the acquired intangible assets.

(3)	We expect to incur additional borrowings of $782.1 million to fund the cash consideration of the IntraLase acquisition and related costs, including approximately $15.5 million for related financing costs. Pro forma interest expense arising from the additional borrowings has been computed based upon an average interest rate of 7.9% and amortization of deferred financing costs of $2.1 million per annum. A 0.125% change in interest rates on our total pro forma debt would change the annual amount of our pro forma interest expense by approximately $1.0 million.

(4)	Reflects the pro forma tax effect of the adjustments herein to yield an estimated combined effective tax rate of 39% for the year ended December 31, 2006.

(5)	The purchase price includes cash consideration to IntraLase stockholders of $25.00 per each share of outstanding common stock and the individually determined cash value per share of outstanding stock options.

Cash consideration to IntraLase stockholders	$722,212
Cash payment for vested IntraLase stock options	85,484
Estimated direct transaction fees and expenses	7,000

Total purchase price	$814,696

The purchase price has been allocated based on a preliminary estimate of the fair values of assets acquired and liabilities assumed. The final valuation of net assets is expected to be completed as soon as possible, but no later than one year from the acquisition date in accordance with generally accepted accounting principles. The purchase price has been allocated based on our estimates as follows (in thousands):

Cash and marketable securities	$103,597
Inventories	14,685
Accounts receivable, net	26,879
Other current assets	9,826
Property, plant and equipment	14,799
Other non-current assets	17,878
Intangible assets	209,600	(a)
In-process research and development	96,100	(b)
Goodwill	446,340
Accounts payable	(12,987)
Other liabilities	(30,277	)(c)
Non-current deferred tax liability, primarily related to intangible assets	(81,744)

Net assets acquired	$814,696

(a)	Of the $209.6 million of acquired intangible assets, $160.8 million was assigned to developed technology rights that have a weighted-average useful life of approximately 6 years, $8.6 million was assigned to customer relationships with a useful life of 5 years and $40.2 million was assigned to the IntraLase trade name with an indefinite useful life. A history of operating margins and profitability, a strong scientific, service and manufacturing employee base and a leading presence in the laser market were among the factors that contributed to a purchase price resulting in the recognition of goodwill.

(b)	The adjustment for in-process research and development of $96.1 million is preliminary and is based on our estimate. The amount ultimately allocated to in-process research and development may differ from this preliminary allocation. This amount has been excluded from the unaudited pro forma condensed combined statement of operations as the charge is non-recurring.

The fair value of these IPR&D projects was estimated by performing a discounted cash flow analysis using the “income” approach. Net cash flows attributable to the projects were discounted to their present values at a rate commensurate with the perceived risk, which for these projects was between 14-16%. The following assumptions underlie these estimates.

•	An enhanced procedure to cut a thinner corneal flap with a faster femtosecond laser is forecast to be approved for sale in the U.S. in 2011.

•

Further development of therapeutic applications in the IntraLase Enabled Keratoplasty (IEK) is forecast to be approved for sale in the U.S. in 2007. This procedure uses the IntraLase laser for corneal transplant surgery, which involves replacing a diseased or scarred cornea with a new one.

•	Other ancillary femtosecond laser products and procedures are forecast to be approved for sale in the U.S. in 2007.

Additional research and development expenses for these procedures are expected to range from $35 million to $40 million. This range represents management’s best estimate as to the additional R&D expenses required to bring these products to market in the U.S.

In addition, solely for the purposes of estimating the fair value of the IPR&D projects, the following assumptions were made:

•

Revenue that is reasonably likely to result from the approved and unapproved potential uses of identifiable intangible assets that includes the estimated number of units to be sold, estimated selling prices, estimated market penetration and estimated market share and year-over-year growth rates over the product cycles;

•	Remaining development R&D and sustaining engineering expenses once commercialized were also estimated by management according to internal planning estimates; and

•	The cost structure was assumed to be similar to that for existing products.

The major risks and uncertainties associated with the timely and successful completion of the projects consist of the ability to confirm the safety and efficacy of the technology based on the data from clinical trials and obtaining necessary regulatory approvals. In addition, no assurance can be given that the underlying assumptions used to forecast the cash flows or the timely and successful completion of such projects will materialize, as estimated. For these reasons, among others, actual results may vary significantly from the estimated results.

(c)	Includes additional liabilities of $9.6 million to be assumed on the acquisition date.

A final determination of fair values may differ materially from the preliminary estimates and will include management’s final valuation of the fair values of assets acquired and liabilities assumed.

This final valuation will be based on the actual net tangible assets of IntraLase that exist as of the date of the completion of the IntraLase acquisition. The final valuation may change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements data.

(6)	We plan to liquidate the $91.0 million of acquired marketable securities to fund a portion of the purchase price and related acquisition costs.

(7)	Represents the elimination of IntraLase’s historical equity accounts at December 31, 2006.

(8)	Represents the elimination of IntraLase’s interest income relating to the marketable securities to be liquidated.

SELECTED UNAUDITED FINANCIAL DATA

The following table sets forth selected other financial data for AMO for each of the years in the four-year period ended December 31, 2006. The pro forma other financial data gives effect to: (i) the receipt of proceeds from the offering of senior subordinated notes, (ii) the receipt of borrowings under the new senior credit facility, (iii) the repayment of all outstanding indebtedness under our existing senior credit facility (if any), (iv) the acquisition of all issued and outstanding shares of IntraLase common stock, (v) the settlement of IntraLase stock options, and (vi) the payment of fees and expenses related to the aforementioned.

	For the Year Ended December 31,				Pro Forma for the Year Ended December 31, 2006
	2003	2004(1)	2005(2)	2006
	(in thousands)				(unaudited)
Other Data:
EBITDA(3)	$57,033	$(70,667)	$(359,377)	$245,686	$260,026
Adjusted EBITDA(3)	73,889	112,927	176,768	274,363	299,958
Depreciation and amortization	15,547	23,616	51,588	70,598	104,291
Capital expenditures	20,250	26,685	43,048	42,970	48,574
Cash interest expense(4)	14,537	15,905	20,048	23,221	84,739
Ratio of net debt to Adjusted EBITDA(5)	2.57x	4.46x	2.94x	2.98x	5.14x
Ratio of Adjusted EBITDA to cash interest expense	5.08x	7.10x	8.82x	11.82x	3.54x
Ratio of earnings to fixed charges(6)	1.6x	—	—	5.1x	1.6x

(1)	Includes results of the acquired Pfizer Inc. Ophthalmic Surgical Business since June 26, 2004 (date of acquisition).
(2)	Includes results of the acquired VISX, Incorporated business since May 27, 2005 (date of acquisition).
(3)	EBITDA represents net earnings (loss) before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude product recalls, business repositioning costs, stock based compensation, net gain on legal contingencies, loss due to early retirement of convertible senior subordinated notes, in-process research and development, manufacturing profit expensed and loss due to repurchase of senior subordinated notes. We believe that the presentation of Adjusted EBITDA and ratios using Adjusted EBITDA included in this offering memorandum provides useful information to investors with which to analyze our operating performance and ability to service and incur debt. However, other companies may define Adjusted EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be directly comparable to Adjusted EBITDA of other companies. Such EBITDA and Adjusted EBITDA may not be in accordance with the rules adopted by the SEC that apply to registration statements filed under the Securities Act and periodic reports filed under the Exchange Act. These rules prohibit the adjustment of a non-GAAP financial measure to eliminate or smooth items when the nature of the charge is such that it is reasonably likely to recur. Accordingly, we will not present Adjusted EBITDA in filings made with the SEC, including the registration statement with respect to the exchange notes. You are cautioned not to place undue reliance on EBITDA, Adjusted EBITDA and the financial ratios based on Adjusted EBITDA.

	For the Year Ended December 31,				Pro Forma for the Year Ended December 31, 2006
	2003	2004	2005	2006
	(in thousands)
Calculation of Adjusted EBITDA:
Net (loss) earnings	$10,357	$(129,370)	$(453,197)	$79,471	$44,905
Interest expense	24,224	26,933	29,332	30,272	93,811
Provision for income taxes	6,905	8,154	12,900	65,345	17,019
Depreciation and amortization	15,547	23,616	51,588	70,598	104,291

EBITDA	57,033	(70,667)	(359,377)	245,686	260,026
Product recall(a)	—	—	—	24,895	24,895
Business repositioning costs(b)	—	—	42,265	62,661	62,661
Stock based compensation(c)	102	219	1,245	19,234	26,208
Net gain on legal contingencies(d)	—	—	—	(96,896)	(92,615)
Loss due to early retirement of Convertible Senior Subordinated Notes(e)	—	116,282	1,885	18,783	18,783
In-process research and development(f)	—	28,100	490,750	—	—
Manufacturing profit expensed(g)	—	28,100	—	—	—
Loss due to repurchase of senior subordinated notes(h)	16,754	10,893	—	—	—

Adjusted EBITDA	$73,889	$112,927	$176,768	$274,363	$299,958

(a)	In November 2006, we commenced a voluntary recall of certain eye care product lots as a result of a production-line issue at our manufacturing plant in China, which could affect the sterility of the product. This issue was limited to two of the four production lines in the China facility. In all, we recalled 2.9 million units, most from Asia Pacific, with about 360,000 units retrieved from Japan and the U.S. In addition, we destroyed about 5 million units that were still in our control. To correct the sterility issue, we temporarily closed the China plant to conduct a special cleaning and sanitization, and complete an already-planned expansion. The recall negatively impacted sales in the fourth quarter of 2006 due to sales returns of $9.5 million. We incurred approximately $15.4 million in recall-related costs, of which approximately $9.5 million was recorded in cost of goods sold and $5.9 million was recorded in selling, general and administrative expenses.
(b)	On October 31, 2005, our Board of Directors approved a product rationalization and repositioning plan covering the discontinuation of non-strategic cataract surgical and eye care products and the elimination or redeployment of resources that support these product lines. The plan also included organizational changes and potential reductions in force in manufacturing, sales and marketing associated with these production lines, as well as organizational changes in research and development and other corporate functions designed to align the organization with our strategy and strategic business unit organization. The plan further called for increasing our investment in key growth opportunities, specifically our refractive implant product line and international laser vision correction business, and accelerating the implementation of productivity initiatives. In 2006, we incurred $62.7 million of pre-tax charges, which included $16.3 million for inventory, manufacturing related and other charges included in cost of sales and $46.4 million included in operating expenses for severance, relocation and other one-time termination benefits of $13.7 million, productivity and brand repositioning costs of $37.6 million, offset by net asset disposal gains of $2.8 million and a net credit from settlement of contractual obligations of $2.1 million. In 2005, we incurred $42.3 million in pre-tax charges which included $12.6 million for inventory related charges included in cost of sales and $29.7 million included in operating expenses for severance, relocation and other one-time termination benefits of $14.0 million, asset write-downs of $9.2 million, contractual obligations of $2.7 million and accelerated productivity and brand repositioning costs of $3.8 million.
(c)	On January 1, 2006, we adopted the fair value recognition provisions of SFAS 123R, requiring recognition of expenses equivalent to the fair value of stock-based compensation awards. We have elected to use the modified prospective application transition method as permitted by SFAS 123R and therefore have not restated the financial results reported in prior periods. Under this transition method, stock-based compensation expense for the year ended December 31, 2006 includes compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123, as adjusted for estimated forfeitures. Compensation expense for all stock-based compensation awards granted subsequent to January 1, 2006 is based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. In addition, our unearned compensation balance at January 1, 2006 was reclassified to additional paid-in capital upon the adoption of SFAS 123R. Additionally, under SFAS 123R the Employee Stock Purchase Plan (“ESPP”) is considered a compensatory plan and requires recognition of compensation expense for purchases of common stock made under the ESPP. We recognized compensation expense for stock option and ESPP awards on a straight-line basis over the vesting period. Compensation expenses related to the restricted stock and restricted stock units is recognized over the requisite service periods of the awards, consistent with the Company’s practices under SFAS 123 prior to January 1, 2006. We have an Incentive Compensation Plan (ICP) that provides for the granting of stock options, restricted stock units to directors, employees and consultants. We have two ESPPs for United States and international employees, respectively, which allow employees to purchase our common stock. A total of 5 million shares of common stock have been authorized for issuance under the ICP. Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS 123R). Total stock-based compensation expense included in the consolidated statements of operations for the year ended December 31, 2006 is $19.2 million. For 2005, 2004 and 2003, we accounted for our stock-based compensation plans under the recognition and measurement provisions of APB 25. The fair value, as determined on the date of grant, of restricted stock awards was recognized as compensation expense of $1.2 million, $0.2 million and $0.1 million ratably over the respective vesting period for 2005, 2004 and 2003, respectively.
(d)	We recognized a net gain on legal contingencies of $96.9 million in 2006, primarily from settlement of pending patent litigation, net of costs incurred. On July 7, 2006, we entered into a settlement agreement with Alcon, Inc., Alcon Laboratories, Inc., and Alcon Manufacturing Ltd. (collectively, “Alcon”) regarding all pending patent litigation between us and Alcon. The settlement required Alcon to pay us a lump-sum payment of $121 million which was received in July 2006 and was accounted for in the third quarter. The parties agreed to dismiss all pending patent litigation in Delaware and Texas, agreed not to sue each other regarding the patents at issue in those cases, and cross-licensed patents covering existing features of commercially available phacoemulsification products.
(e)	The loss due to early retirement of Convertible Senior Subordinated Notes includes:
(i)

For the year ended December 31, 2004, a loss due to exchange of 3 1/2% convertible senior subordinated notes due 2023 (the “3 1/2% Notes”) comprised of a non-cash charge of $111.7 million and a cash charge of $4.6 million. Because those notes were not convertible into equity at such time, a non-cash charge of $107.2 million and a cash charge of $4.6 million were recorded. The $107.2 million non-cash charge was comprised of a charge of $89.1 million representing the difference between the fair market value of 5.3 million shares of common stock issued in exchange for the notes and the principal amount of notes exchanged and a charge of $18.1 million representing the fair value of 0.5 million shares of common stock issued at a premium. In the remainder of 2004, we exchanged approximately 1.2 million shares of common stock for approximately $22.8 million aggregate principal amount of these notes. As a result, a non-cash charge of $4.5 million representing the fair value of shares issued as a premium was recorded. The $4.6 million cash charge represented cash issued as a premium;

(ii)

For the year ended December 31, 2005, a loss due to exchange of 3 1/2% Notes comprised of a non-cash charge of $1.7 million and a cash charge of $0.2 million. We exchanged 160,695 shares of common stock for $3.0 million aggregate principal amount of the 3 1/2% Notes in a privately negotiated transaction. The exchange resulted in an increase of $3.5 million to common stock and paid-in capital. A non-cash charge of $0.5 million representing the fair value of shares issued as a premium was recorded. In the fourth quarter of 2005, we exchanged 291,760 shares of common stock and approximately $0.4 million in cash for $5.6 million aggregate principal amount of the 3 1/2% Notes in privately negotiated transactions. The exchange resulted in an aggregate increase of $6.6 million to common stock and paid-in capital. A non-cash charge of $1.2 million and a cash charge of $0.2 million representing the fair value of shares issued as a premium were recorded. As a result of the exchanges noted above, all of the 3 1/2% Notes were retired in 2005; and

(iii)

During the year ended December 31, 2006, we entered into an accelerated share repurchase arrangement with a third party to use the proceeds from the issuance of the 3.25% Notes to purchase $500.0 million of our common stock at a volume weighted price per share over the term of the agreement. During 2006, the third party had delivered to us in the aggregate, 10.5 million shares of our common stock. The impact of the shares repurchased under this arrangement in 2006 reduced stockholders’ equity by $500.0 million, which included $0.1 million for the par value of common stock, additional paid-in capital of $247.2 million and accumulated deficit of $252.7 million. Repurchased shares were retired upon delivery to us. In addition, during 2006, we repurchased $148.9 million of aggregate principal amount of convertible senior subordinated notes ($103.9 million of the principal amount of the 2 1/2% convertible senior subordinated notes due 2024 (the “2 1/2% Notes”) and $45.0 million of the principal amount of the 1.375% convertible senior subordinated notes due 2025 (the “1.375% Notes”)) utilizing borrowings under our existing senior credit facility. We incurred a loss on debt extinguishment of $18.8 million, and wrote off debt issuance costs of $3.3 million in 2006 in conjunction with the note repurchases.

(f)	Includes: (a) for the year ended December 31, 2004, a charge of $28.1 million representing the estimated fair value of projects that, as of the date of the Pfizer acquisition, had not reached technological feasibility and had no alternative future use and (b) for the year ended December 31, 2005, a charge of $488.5 million representing the estimated fair value of projects that, as of the date of the VISX acquisition, had not reached technological feasibility and had no alternative future use.
(g)	For the year ended December 31, 2004, includes a charge of $28.1 million for manufacturing profit initially capitalized in inventory related to the acquisition of the Pfizer Inc. Ophthalmic Surgical Business and subsequently expensed as we sold the inventory during the year.
(h)

Other, net for the year ended December 31, 2004 includes the aggregate premium and consent fees of $10.8 million paid for the repurchase of the remaining 9 1/4% senior subordinated notes due 2010 and early debt extinguishment costs and fees of $0.1 million. Other non-operating expense of $17.8 million for 2003 included an aggregate premium of $19.4 million paid for the partial repurchase of the 9 1/4% Notes net of a foreign currency gain of $2.7 million resulting from the settlement of certain intercompany notes and related transfer of cash utilized for the prepayment of a term loan and partial repurchase of the 9 1/4% Notes, which aggregated $16.8 million.

(4)	Cash interest expense represents interest expense adjusted to exclude the amortization of debt issuance costs.
(5)	Net debt represents total debt less cash and cash equivalents.
(6)	For purposes of calculating the ratio, earnings consist of earnings before income taxes and before fixed charges. Fixed charges consist of interest expense and a portion of rental expense deemed a reasonable approximation of the interest factor. Earnings were insufficient to cover fixed charges by $121.2 million and $440.3 million for the years ended December 31, 2004 and 2005, respectively.

FORWARD-LOOKING STATEMENTS

This discussion includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements” for purposes of this discussion, including, without limitation, statements as to the product rationalization and reorganization and the other transactions described herein; any predictions of earnings, revenue, expenses or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products; any statements regarding future economic conditions; any statements concerning our future operations, financial condition and prospects; and any statements of assumptions underlying the foregoing. In some cases, you can identify forward-looking statements by terminology such as “may,” “would,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “seeks,” “potential,” “likely,” “continue,” or similar words, or expressions of the negative of these terms. These forward-looking statements are only predictions and, accordingly, are subject to substantial risks, uncertainties and assumptions. Some of the factors that might cause actual results to differ materially from the forward-looking statements made in this discussion or that might cause us to modify our plans or objectives can be found under the heading “Item 1A. Risk Factors” in our Form 10-K, filed with the Securities and Exchange Commission on March 1, 2007.

We caution you that any forward-looking statement reflects only our belief at the time the statement is made. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update any of the forward-looking statements to reflect events or developments after the date of this discussion.

ANTICIPATED BENEFITS FROM THE ACQUISITION OF INTRALASE

In January 2007, we entered into an agreement with IntraLase Corp., a leader in femtosecond lasers used in LASIK surgery, to acquire all of their fully diluted shares for approximately $808 million in cash.

IntraLase designs, develops and manufactures an ultra-fast laser for refractive and corneal surgery that creates more precise corneal incisions for laser vision correction in the first step of LASIK surgery. The accuracy of IntraLase’s computer-controlled femtosecond laser has been shown to improve safety profiles and visual outcomes when used during LASIK procedures. In addition to the medical benefits of IntraLase’s product offering, IntraLase’s advanced laser technology allows surgeons to improve the profitability of their LASIK surgery practices.

IntraLase began commercial introduction of its product offering in late 2001 and, as of December 31, 2006, had sold or leased 577 lasers and had sold over 1.1 million per procedure fees, each inclusive of a single disposable patient interface. In the three months ended December 31, 2006, IntraLase captured approximately 30% of the U.S. market for LASIK corneal flap creation.

IntraLase lasers are also used in corneal transplants, and IntraLase is continuing to explore other potential ophthalmic applications. IntraLase’s proprietary laser and disposable patient interfaces are presently marketed in the U.S. and 33 other countries.

Bank of America Securities served as financial adviser to IntraLase in connection with the acquisition.

We believe our acquisition of IntraLase strengthens our position in the ophthalmic surgical industry through the following expected benefits:

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Enhances our position in the refractive vision correction market.    We believe the acquisition further establishes us as a global leader in refractive vision innovation and expertise by strengthening our ability to provide products at all stages of the vision care life cycle and offer a comprehensive combination of superior technologies and service.

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Strengthens our comprehensive product portfolio in the laser vision correction market.    Through our acquisition of IntraLase, we will acquire the IntraLase® FS laser and IntraLASIK® software. With the addition of the IntraLase® FS laser, the IntraLASIK® software and IntraLase’s per procedure fees to our existing product base, our sales force has the opportunity to increase sales through cross-selling of our products, thereby strengthening our position as a single-source solution for laser vision correction surgery products. Specifically, we believe we will be positioned to supply an “Custom All-laser LASIK” procedure to surgeons and practitioners globally. We believe that marketing IntraLase’s laser vision correction products in conjunction with our VISX Star Excimer Laser System, WaveScan System and Treatment Cards will accelerate the adoption of both IntraLase’s products and services and the growth of custom LASIK procedures.

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Increases our revenue diversification.    Laser vision correction sales would represent 31% of our total consolidated sales after giving pro forma effect to our acquisition of IntraLase and the acquisition will also increase our percentage of revenue from the United States market.

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Expands our manufacturing and research and development expertise.    We expect the manufacturing know-how of IntraLase and the combination of talented personnel in the area of research and development to add to our own manufacturing capabilities, including the development of new therapeutic applications to expand the use of our current technology.

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Positions us to achieve operating synergies and expand operating leverage.    The acquisition of IntraLase provides us the opportunity to realize operating synergies. We believe the acquisition of IntraLase, together with our domestic and international installed bases and distribution relationships, will help to expand operating margins over time. In addition, we will be acquiring IntraLase’s installed base of systems from which we will be able to generate incremental growth.